Exhibit 99.1

KIN, THE ONLY PURE-PLAY DIRECT-TO-
CONSUMER HOME INSURANCE TECHNOLOGY
COMPANY, TO GO PUBLIC

Kin Insurance, Inc. and Omnichannel Acquisition Corp. (NYSE: OCA) Enter Into Business
Combination Agreement; Transaction Implies An Approximate $1.03 Billion Combined
Company Pro Forma Enterprise Value

Kin Also Announces Plans for National Expansion; Signs Agreement to Acquire Inactive
Insurance Carrier with Licenses in More than 40 States

Kin’s Proprietary Technology Draws Upon Thousands of Data Points to Underwrite Home
Insurance in Minutes - Without an Agent - Even in Challenging Climate-Impacted
Geographies

Transaction Includes Commitment for $80 Million PIPE Led by HSCM Bermuda and Senator
Investment Group, with participation from Gillson Capital, Park West Asset Management and other institutional investors

New Strategic Investors Include Joe Plumeri, Former Chairman and CEO, Willis Group
Holdings; Stephen Ross, Jeff Blau and Bruce Beal of Related Companies, the most prominent privately-owned real estate firm in the United States; and Gary Vaynerchuk, CEO of
VaynerMedia

Previous Series C Investors Include NBA All-Star Draymond Green and Four-Time Major
Champion Golf Pro Rory McIlroy; Both Back Kin to Raise Brand Profile Across the Country

CHICAGO – July 19, 2021 – Kin Insurance, Inc. (“Kin”), an insurance technology company that makes home insurance easy and affordable, and Omnichannel Acquisition Corp. (NYSE: OCA) (“Omnichannel”), a publicly-traded special purpose acquisition company led by serial entrepreneur Matt Higgins and a deep bench of consumer operators, announced today that they have entered into a definitive business combination agreement. Upon closing of the transaction, the combined company will be named Kin Insurance, Inc. and is expected to be listed on the NYSE under the new ticker symbol “KI”.

Kin, which currently operates in Florida, Louisiana and California, also announced today it has accelerated its ability to enter into new markets by signing a stock purchase agreement to acquire an inactive insurance carrier that holds licenses in more than 40 states. The proposed acquisition of the inactive insurance carrier and the business combination are both expected to close in the fourth quarter of 2021 following the satisfaction of customary closing conditions, including regulatory approval, and in the case of the business combination, shareholder approval. As Kin looks to soon expand its reach into new markets, the company announced NBA superstar Draymond Green joined four-time major champion golf pro Rory McIlroy in the recent Series C round as an investor, both of whom will assist in raising Kin’s profile across the country in current markets and in new geographies.

Company Overview

Kin is the only pure-play direct-to-consumer digital insurer focused on the complex and growing $100+ billion homeowners insurance market. Kin’s proprietary technology enables customers to insure their homes in minutes online, bringing convenience to a historically manual process. Future customer needs such as making a policy change or filing a claim are similarly automated and convenient. Behind the scenes, Kin utilizes thousands of data points about each property to provide accurate pricing and produce better underwriting results.

Because Kin has eliminated the need for an external agent and has replaced antiquated insurance technology with modern, more efficient technology, Kin can offer attractive pricing to customers without sacrificing margins.

Kin’s low cost structure, fast reaction time and data advantage enable Kin to adapt better to the increasingly volatile weather occurring throughout the country as the climate warms. The residential property market cannot function without homeowners insurance, because insurance is required by most mortgage lenders. By stepping into climate-impacted areas and offering cost-efficient insurance priced with sophisticated climate models, Kin plays a key part in helping our society adapt to climate change.

Kin appeals to customers of all ages, with an average customer age of 57, unusual for direct to consumer brands, which typically service younger customers. Kin’s customers have relatively high spending power, are embracing technology and generally recommend businesses they love to their friends and family. This provides Kin with a wealth of future cross-sell opportunities for existing and new customers with respect to potential additional home-related and insurance products.

Management Comments

“The home insurance industry has been coasting for years on legacy technology and an antiquated way of interacting with customers. It is more than ripe for an innovative alternative and that is exactly why we created Kin – to provide customers with a better home insurance offering, better pricing and an overall better experience,” said Sean Harper, Co-founder and Chief Executive Officer of Kin.

“Access to affordable home insurance is challenging in regions that are impacted by climate change and severe weather; at Kin, our proprietary technology and deep data advantage enables us to best evaluate risk and price home insurance fairly for consumers. Our customers receive a simple, direct and exceptional experience that provides them with real savings and leaves them delighted and loyal to Kin. As a result, we are growing fast, generating attractive unit economics, and we believe we are well-positioned to significantly expand our market share moving forward.”

“Today’s announcement is a major milestone and validation of what we have built, as well as an important next step in our development,” continued Mr. Harper. “We are excited to enter the public markets with Matt Higgins and the incredible team at Omnichannel, who have a proven track record of building enduring direct-to-consumer brands, making them the perfect complement for Kin. We expect to use our strengthened balance sheet to further scale our platform to new geographies, accelerating the growth of our premiums and profitability. Consumers deserve an easy, affordable and personalized insurance experience, and at Kin, we are building the home for better insurance.”

“The Kin team has leveraged their decades of insurance and fintech experience to build a capital efficient company that is experiencing outstanding growth across the board, along with compelling and superior unit economics,” said Matt Higgins, Chairman and CEO of Omnichannel, who also co-teaches a course on digitally native brands at Harvard Business School. “Kin’s direct-to-consumer approach to insurance is a true differentiator and provides it with a clear-cut advantage versus the competition. As a result, Kin has an opportunity to reinvent and lead the massive homeowners insurance marketplace. The Omni team is already hard at work helping elevate Kin’s brand presence, expanding Kin’s acquisition channels and layering in the most cutting-edge acquisition tactics. The pandemic compressed years of ecommerce adoption and upended industries overnight. Now the future belongs to frictionless commerce, and the homeowner’s insurance industry is lagging way behind. We believe Kin is well positioned to capitalize on that unmet demand for years to come.”

Kin Highlights

●	Leading direct-to-consumer home insurance technology company that is expected to more than triple written premiums in 2021 and achieve over $400 million of total written premiums by end of 2023, corresponding to a 5-year CAGR of 139%, and to more than quadruple gross profit in 2021 compared to 2020

●	Significant opportunity to further grow and scale in a vastly underserved market

●	Direct-to-consumer model, along with scalable technology, that enables lower customer acquisition cost, resulting in a 7.9x LTV/CAC in Kin’s current markets and superior unit economics, even before factoring in numerous cross-sell opportunities

●	Simple, personalized digital experience and ongoing engagement ensures optimal customer satisfaction and retention as evidenced by a 92% retention rate and a Net Promoter Score of 85 through the quarter ended March 31, 2021

●	Proprietary technology automates and optimizes underwriting and a risk selection engine enables more competitive pricing while sustaining lower losses

●	Best-in-class leadership team with multiple decades of experience in fintech and insurance to ensure a dynamic, multi-faceted approach toward growing Kin

Transaction Highlights

The business combination reflects an estimated implied pro forma enterprise value at closing of $1.03 billion, assuming no redemptions by Omnichannel’s public stockholders. The transaction is further supported by a fully committed $80 million PIPE at $10 per share of Class A common stock of Omnichannel led by HSCM Bermuda and Senator Investment Group.

The transaction is expected to provide Kin with approximately $242 million of cash at closing, which is in addition to the $80 million raised in the recent Series C financing. The funding will be used to support Kin’s continued growth in existing markets, expansion into new markets, new marketing channels and product portfolio expansions including new insurance and home-related products. Kin’s existing stockholders will be rolling 100% of their equity into the combined company and are expected to own approximately 74% of the combined company immediately following the closing of the business combination, assuming no redemptions by Omnichannel’s public stockholders. PIPE investors are expected to own approximately 6% of the combined company, and Omnichannel stockholders are expected to own approximately 16%.

The Boards of Directors of each of Omnichannel and Kin approved the transaction. The transaction will require the approval of the stockholders of Omnichannel and Kin, the effectiveness of a registration statement to be filed with the Securities and Exchange Commission (the “SEC”) in connection with the transaction, and the satisfaction of other customary closing conditions, including the receipt of certain regulatory approvals. The transaction is expected to close in the fourth quarter of 2021.

Advisors

J.P. Morgan Securities LLC is acting as exclusive financial advisor to Kin, and Latham & Watkins LLP is acting as its legal counsel. Citigroup Global Markets Inc. is acting as capital markets advisor to Omnichannel, and Winston & Strawn LLP is acting as its legal counsel. J.P. Morgan Securities LLC and Citigroup Global Markets Inc. acted as joint placement agents to Omnichannel on the PIPE transaction, and Mayer Brown LLP is acting as legal counsel to the placement agents.

Webcast Information

Investors may listen to a pre-recorded call regarding the proposed business combination today at 9:00 am ET. Please visit Kin’s investor relations website www.kin.com/investor-relations to access the webcast.

Investor Presentation

Additional information about the transaction, including an investor presentation, will be available at www.kin.com/investor-relations and will be filed with the U.S. Securities and Exchange Commission (the “SEC”) by Omnichannel as an exhibit to a Current Report on Form 8-K prior to the call, and available on the SEC website at www.sec.gov.

Investor Conference Call Information

Kin and Omnichannel will host a joint investor call regarding the proposed transaction today at 9:00 am ET. The call may be accessed by dialing (877) 407-4018 for domestic callers or (201) 689-8471 for international callers. Once connected with the operator, please provide the conference ID of “13721202.”

A replay of the call will also be available today from 11:00 am ET to 11:59 pm ET on August 2, 2021. To access the replay, the domestic toll-free access number is (844) 512-2921 and participants should provide the conference ID of “13721202.”

About Kin

Kin is the home insurance company For Every New Normal. By leveraging proprietary technology, Kin delivers fully digital homeowners insurance with an elegant user experience, accurate pricing and fast, high-quality claims service. Kin offers homeowners, landlord, condo, and mobile home insurance through the Kin Interinsurance Network (KIN), a reciprocal exchange owned by its customers who share in the underwriting profit. Because of its efficient technology and direct-to-consumer model, Kin provides affordable pricing and peer leading customer reviews without compromising coverage. To learn more, visit https://www.kin.com.

About Omnichannel Acquisition Corp.

Omnichannel Acquisition Corp. (NYSE: OCA) is a blank check company whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. For more information, please visit www.omnichannelcorp.com.

Important Information for Investors and Stockholders

This communication relates to a proposed business combination (the “Business Combination”) between Omnichannel Acquisition Corp. (“Omnichannel”) and Kin Insurance, Inc. (“Kin”). In connection with the proposed Business Combination, Omnichannel intends to file with the SEC a registration statement on Form S-4 that will include a proxy statement of Omnichannel in connection with Omnichannel’s solicitation of proxies for the vote by Omnichannel’s stockholders with respect to the proposed Business Combination and a prospectus of Omnichannel. The proxy statement/prospectus will be sent to all Omnichannel stockholders, and Omnichannel will also file other documents regarding the proposed Business Combination with the SEC. This communication does not contain all the information that should be considered concerning the proposed Business Combination and is not intended to form the basis of any investment decision or any other decision in respect of the Business Combination.  Before making any voting or investment decision, investors and security holders are urged to read the registration statement, the proxy statement/prospectus and all other relevant documents filed or that will be filed with the SEC in connection with the proposed Business Combination as they become available because they will contain important information about the proposed transaction.

Investors and security holders will be able to obtain free copies of the registration statement, proxy statement/prospectus and all other relevant documents filed or that will be filed with the SEC by Omnichannel through the website maintained by the SEC at www.sec.gov. In addition, the documents filed by Omnichannel may be obtained free of charge by written request to: Christine Pantoya, Chief Financial Officer, Omnichannel Acquisition Corp., 485 Springfield Avenue #8, Summit, New Jersey 07901.

Forward-Looking Statements

This communication includes “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “forecast,” “intend,” “seek,” “target,” “anticipate,” “believe,” “expect,” “estimate,” “plan,” “outlook,” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Such forward looking statements include estimated financial information, including insurance premium run-rate and enterprise software revenue. Such forward looking statements with respect to revenues, earnings, performance, strategies, prospects and other aspects of the businesses of Omnichannel, Kin or the combined company after completion of the Business Combination are based on current expectations that are subject to risks and uncertainties. A number of factors could cause actual results or outcomes to differ materially from those indicated by such forward looking statements. These factors include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the transaction agreement and the proposed Business Combination contemplated thereby; (2) the inability to complete the transactions contemplated by the transaction agreement due to the failure to obtain approval of the stockholders of Omnichannel or other conditions to closing in the transaction agreement; (3) the ability to meet the NYSE’s listing standards following the consummation of the transactions contemplated by the transaction agreement; (4) the risk that the proposed transaction disrupts current plans and operations of Kin as a result of the announcement and consummation of the transactions described herein; (5) the ability to recognize the anticipated benefits of the proposed Business Combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably, maintain relationships with customers and suppliers and retain its management and key employees; (6) costs related to the proposed Business Combination; (7) changes in applicable laws or regulations; and (8) the possibility that Kin may be adversely affected by other economic, business, and/or competitive factors. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of Omnichannel’s Annual Report on Form 10-K, and other documents filed by Omnichannel from time to time with the SEC and the registration statement on Form S-4 and proxy statement/prospectus discussed above. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Omnichannel and Kin assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise.

Nothing in this communication should be regarded as a representation by any person that the forward-looking statements set forth herein will be achieved or that any of the contemplated results of such forward-looking statements will be achieved.

Any financial and capitalization information or projections in this communication are forward-looking statements that are based on assumptions that are inherently subject to significant uncertainties and contingencies, many of which are beyond Omnichannel’s and Kin’s control. While such information and projections are necessarily speculative, Omnichannel and Kin believe that the preparation of prospective financial information involves increasingly higher levels of uncertainty the further out the projection extends from the date of preparation. The assumptions and estimates underlying the projected results are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projections. The inclusion of financial information or projections in this communication should not be regarded as an indication that Omnichannel or Kin, or their respective representatives and advisors, considered or consider the information or projections to be a reliable prediction of future events.

Participants in the Solicitation

Omnichannel, Kin and their respective directors and executive officers may be deemed participants in the solicitation of proxies of Omnichannel stockholders with respect to the proposed Business Combination. Omnichannel stockholders and other interested persons may obtain, without charge, more detailed information regarding the directors and executive officers of Omnichannel Acquisition Corp. and their ownership of Omnichannel’s securities in Omnichannel’s final prospectus relating to its initial public offering, which was filed with the SEC on November 23, 2020 and is available free of charge at the SEC’s website at www.sec.gov, or by written request to: Christine Pantoya, Chief Financial Officer, Omnichannel Acquisition Corp., 485 Springfield Avenue #8, Summit, New Jersey 07901.

Additional information regarding the interests of participants in the solicitation of proxies in connection with the proposed transaction will be included in the proxy statement / prospectus that Omnichannel intends to file with the SEC.

No Offer or Solicitation

This communication does not constitute an offer to sell or exchange, or the solicitation of an offer to buy or exchange any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation, sale or exchange would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of section 10 of the Securities Act, or an exemption therefrom.

Contacts

Kin

Investor Relations

investors@kin.com

Media Relations

press@kin.com

Omnichannel

Investor Relations

oacir@icrinc.com

Media Relations

oacpr@icrinc.com